As filed with the Securities and Exchange Commission on February 23, 2016

Registration No. 333-194836

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CONTINENTAL BUILDING PRODUCTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	61-1718923
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

12950 Worldgate Drive, Suite 700

Herndon, VA 20170

(Address of Principal Executive Offices, Zip Code)

Continental Building Products, Inc. 2014 Stock Incentive Plan, as amended

Continental Building Products, Inc. Employee Stock Purchase Plan

(Full title of the plan)

James Bachmann

President and Chief Executive Officer

Continental Building Products, Inc.

12950 Worldgate Drive, Suite 700

Herndon, VA 20170

(Name and address of agent for service)

(703) 480-3800

(Telephone number, including area code, of agent for service)

Copies to:

Jeffrey A. Chapman

Gibson, Dunn & Crutcher LLP

2100 McKinney Ave., Suite 1100

Dallas, TX 75201

tel: (214) 698-3100

fax: (214) 571-2900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) relates to the Registration Statement on Form S-8 (SEC File No. 333-194836) of Continental Building Products, Inc. (the “Company”) filed with the Securities and Exchange Commission on March 27, 2014 (the “Registration Statement”). Pursuant to the Registration Statement, 1,615,200 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), were registered for issuance under the Continental Building Products, Inc. 2014 Stock Incentive Plan (as amended, the “SIP”).

On May 20, 2015, at the Company’s 2015 annual meeting of stockholders, the Company’s stockholders approved the Continental Building Products, Inc. Employee Stock Purchase Plan (the “ESPP”). Pursuant to the terms of the ESPP, an aggregate of 600,000 shares of Common Stock have been reserved for issuance under the ESPP and such shares shall reduce, on a share-for-share basis, the number of shares of Common Stock available for issuance pursuant to the SIP. The purpose of this Amendment is to allow eligible persons to receive up to 600,000 shares of Common Stock under the ESPP from the share pool previously registered for issuance under the SIP. A maximum of 600,000 of the 1,615,200 shares of Common Stock registered on the Registration Statement to be offered and sold pursuant to the SIP are now available to be offered and sold pursuant to the SIP or the ESPP. The number of shares of Common Stock available for issuance under the SIP and the ESPP is not being increased from the amount originally registered on the Registration Statement; rather, 600,000 of those 1,615,200 shares of Common Stock previously registered may now be offered and sold under either the SIP or the ESPP.

Except to the extent specified herein, the Registration Statement as previously filed is not amended or otherwise affected by this Amendment and such contents of the Registration Statement are incorporated herein by reference.

Item 8.	Exhibits.

See the attached Exhibit Index following the signature page hereto, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this post-effective amendment 1 to the Registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in this city of Herndon, Commonwealth of Virginia, on this 23rd day of February, 2016.

Continental Building Products, Inc.

By:	/s/ Timothy A. Power
Name:	Timothy Power
Title:	Senior Vice President and General Counsel

*	President, Chief Executive Officer and Director (Principal Executive Officer)	February 23, 2016
James Bachmann

/s/ Dennis Schemm	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	February 23, 2016
Dennis Schemm

/s/ Dennis Romps	Senior Vice President, Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)	February 23, 2016
Dennis Romps

/s/ Kevin J. Barner	Director	February 23, 2016
Kevin J. Barner

*	Chairman of the Board, Director	February 23, 2016
Bradley P. Boggess

*	Director	February 23, 2016
Edward Bosowski

*	Director	February 23, 2016
Michael O. Moore

*	Director	February 23, 2016
Chadwick S. Suss

*	Director	February 23, 2016
Jack Sweeny

*	Director	February 23, 2016
Kyle S. Volluz

*	Director	February 23, 2016
Grant Wilbeck

By:	/s/ Timothy Power
Name:	Timothy Power
Title:	Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description

4.1 *	Amended and Restated Certificate of Incorporation of the Registrant.

4.2 *	Amended and Restated Bylaws of the Registrant.

5.1	Opinion of Timothy Power.

23.1	Consent of Timothy Power (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

24 *	`Power of Attorney.

99.1 *	Continental Building Products, Inc. 2014 Stock Incentive Plan.

99.2	Amendment No. 1 to Continental Building Products, Inc. 2014 Stock Incentive Plan.

99.3	Continental Building Products, Inc. Employee Stock Purchase Plan.

*	Previously filed on March 27, 2014 as an exhibit to the Registration Statement (or incorporated therein by reference).

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